As filed with the Securities and Exchange Commission on May 30, 2018
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

McDonald’s Corporation
(Exact name of registrant as specified in its charter)

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 North Carpenter Street, Chicago, Illinois	60607
(Address of Principal Executive Offices)	(Zip Code)

McDONALD’S DEFERRED COMPENSATION PLAN
(FORMERLY KNOWN AS THE McDONALD’S EXCESS BENEFIT AND DEFERRED BONUS PLAN)
 (Full title of the plan)
 _________
Jerome N. Krulewitch
Corporate Executive Vice President,
General Counsel and Secretary
McDonald’s Corporation
110 North Carpenter Street
Chicago, Illinois 60607
  (Name and address of agent for service)

(630) 623-3000
 (Telephone number, including area code, of agent for service)

Copies to:
Arthur H. Kohn
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006 (212) 225-2000
 _________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Deferred Compensation Obligations	$200,000,000	100%	$200,000,000	$24,900

(1)
The Deferred Compensation Obligations are unsecured obligations of McDonald’s Corporation (the “Registrant” or the “Company”) to pay deferred compensation in the future in accordance with the terms of the McDonald’s Deferred Compensation Plan (the “Deferred Compensation Plan”).  Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of an additional $200,000,000 of Deferred Compensation Obligations under the Deferred Compensation Plan.  The Registrant previously registered $110,000,000 of Deferred Compensation Obligations under the Deferred Compensation Plan on March 31, 2008 (Registration Statement No. 333-149990) and an additional $200,000,000 of Deferred Compensation Obligations under the Deferred Compensation Plan on October 14, 2011 (Registration Statement No. 333-177314).

(2)	Calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purposes of determining the registration fee.

Explanatory Note

This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to Form S-8 for the purposes of registering an additional $200,000,000 of Deferred Compensation Obligations to be issued pursuant to the Deferred Compensation Plan.

On a Registration Statement on Form S-8 (Registration Statement No. 333-149990) that it filed on March 31, 2008, the Registrant previously registered $110,000,000 of its Deferred Compensation Obligations. The Registrant filed a subsequent Registration Statement on Form S-8 (File No. 333-177314) on October 14, 2011, registering an additional $200,000,000 of Deferred Compensation Obligations.

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the prior Forms S-8, including all exhibits filed therewith or incorporated therein by reference, to the extent not otherwise amended or superseded by the contents hereof.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)                    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 23, 2018;

(b)                    The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on May 8, 2018;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 30, 2018, February 23, 2018, March 16, 2018, April 30, 2018, May 23, 2018 and May 30, 2018; and

(d)                    The descriptions of the Common Stock set forth in the Registrant’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating those descriptions, including most recently in the Registrant’s Registration Statement on Form S-3, filed on July 17, 2015.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.        Description of Securities.

(a)    Deferred Compensation Obligations.

Under the Deferred Compensation Plan, participants may defer a portion of their eligible compensation in excess of certain limits imposed by the Internal Revenue Code (the “Code”) under the Qualified Plan.  In addition, participants may defer all or a portion of their annual bonus or long-term bonus under the Deferred Compensation Plan.  The Company will make matching allocations to amounts deferred by participants under the Deferred Compensation Plan which parallel the Company match under the Qualified Plan for base pay and annual bonus amounts.  No Company match is made with respect to long-term bonuses deferred under the Deferred Compensation Plan.

The amount of compensation to be deferred by each participant will be as determined in accordance with the Deferred Compensation Plan based on the election of each participant.  Each participant will be fully vested in amounts he or she elects to defer. Amounts deferred by a participant under the Deferred Compensation Plan will be credited by book entry to such participant’s account.  The value of a participant’s account will be based on the amounts deferred and the performance of investment benchmarks selected by the participant under the Deferred Compensation Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment.  Since no participant deferrals actually will be invested in any investment benchmark fund or security, participants will not have any ownership interest in any investment benchmark fund or security.  The Company has the sole discretion to determine the investment benchmarks available under the Deferred Compensation Plan as the measurement mechanisms to determine the hypothetical gains and losses on amounts deemed invested in accordance with the terms of the Deferred Compensation Plan.

The Company’s obligations under the Deferred Compensation Plan (the “Deferred Compensation Obligations”) will be paid in accordance with the participants’ deferral elections. Available distribution options are: (i) lump-sum in-service distributions, (ii) lump-sum distributions upon separation from service (within the meaning of Treasury Regulations under the Code) or (iii) installment payments upon separation from service. Distributions upon a separation from service are delayed for six months following the participant’s separation.

The Deferred Compensation Obligations are unsecured general obligations of the Company to pay in the future the value of the deferred compensation accounts adjusted to reflect the hypothetical gains and losses resulting from the performance of the selected investment benchmarks in accordance with the terms of the Deferred Compensation Plan.  The Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency.  The Deferred Compensation Obligations will be paid in cash, and will be subject to withholding for applicable taxes.

The Deferred Compensation Obligations cannot be assigned, alienated, pledged or encumbered.  The Deferred Compensation Obligations are not convertible into, or exchangeable for, any other security, whether of McDonald’s or otherwise.

The Company may amend or terminate the Deferred Compensation Plan at any time; provided, however, that no such amendment or termination may adversely affect the rights of participants or their beneficiaries with respect to amounts credited to their Deferred Compensation Plan accounts prior to such amendment or termination without the written consent of the participant, except to the extent required by applicable law.

Item 5.         Interests of Named Experts and Counsel.

Jerome N. Krulewitch, the Company’s Corporate Executive Vice President, General Counsel and Secretary, has rendered his opinion regarding the validity of the securities registered on this Registration Statement.  Mr. Krulewitch is a full-time employee of the Company, and is eligible to participate in the Qualified Plan and the Deferred Compensation Plan.

The consolidated financial statements of McDonald’s Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 6.           Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of unlawful dividends or unlawful stock purchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit.

Article FOURTEENTH of the Company’s Restated Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, and that no amendment to or repeal of such Article shall apply to or have any effect on liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation-a “derivative action”), if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation. In criminal actions, the person indemnified must also have had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Any present or former director or officer who has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. The statute further provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article EIGHTH of the Company’s Restated Certificate of Incorporation provides that the Company shall have power to indemnify any and all of its current or former directors or officers, or any person who may have served at its request as a director or officer of another corporation in which it has specified interests.  Article V of the Company’s Amended and Restated By-Laws provides that it shall indemnify and hold harmless each director and officer, as well as certain other employees and individuals, to the fullest extent permitted under the DGCL.  Such indemnification shall cover all expenses, as well as liabilities and losses, incurred by such individuals.

The Amended and Restated By-Laws further provide that the Company may maintain insurance, at its expense, to protect any director or officer, as well as certain other employees and individuals, against any expenses, liabilities or losses, regardless of whether the Company would have the power to indemnify such person against such expenses, liabilities or losses under the DGCL.  Pursuant to this provision, the Company maintains insurance against any liability incurred by its directors and officers, as well as certain other employees and individuals, in defense of any action in which they are made parties by reason of their positions as directors and officers, or other relationship with the Company.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	McDonald’s Deferred Compensation Plan, effective January 1, 2017, incorporated herein by reference from Exhibit 10(b) of Form 10-K (File No. 001-05231), for the year ended December 31, 2016.

5.1	Opinion of Jerome N. Krulewitch, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s Corporation.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2
Consent of Jerome N. Krulewitch, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s Corporation (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 30th day of May, 2018.

McDONALD’S CORPORATION

By:	/s/ Jerome N. Krulewitch
Jerome N. Krulewitch
Corporate Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature Title	Date

*	May 30, 2018
Lloyd H. Dean
Director

*	May 30, 2018
Stephen J. Easterbrook
President, Chief Executive Officer and Director

*	May 30, 2018
Robert A. Eckert
Director

*	May 30, 2018
Margaret H. Georgiadis
Director

*	May 30, 2018
Enrique Hernandez, Jr.
Chairman of the Board and Director

*	May 30, 2018
Catherine Hoovel
Corporate Vice President - Chief Accounting Officer

*	May 30, 2018
Jeanne P. Jackson
Director

*	May 30, 2018
Richard H. Lenny
Director

*	May 30, 2018
John J. Mulligan
Director

*	May 30, 2018
Kevin M. Ozan
Corporate Executive Vice President and Chief Financial Officer

*	May 30, 2018
Sheila A. Penrose
Director

*	May 30, 2018
John W. Rogers, Jr.
Director

*	May 30, 2018
Miles D. White
Director

_______________________

*
Jerome N. Krulewitch, the undersigned attorney-in-fact, by signing his name hereto, does hereby sign and execute this Registration Statement on Form S-8 on behalf of the above indicated directors and officers of the Registrant pursuant to a power of attorney filed with the U.S. Securities and Exchange Commission.

By:	/s/ Jerome N. Krulewitch
Jerome N. Krulewitch
Attorney-in-Fact